Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-195089 on Form S-1 of our report dated March 10, 2014, except for the matters related to the reverse stock-split as described in the third paragraph in Note 1, as to which the date is May 28, 2014, relating to the consolidated financial statements of MobileIron, Inc. and its subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

May 28, 2014